Exhibit 10.5

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

GIP VB SPE, LLC

TABLE OF CONTENTS Page

Article 1 INCORPORATION OF THE BACKGROUND STATEMENT; CERTAIN DEFINITIONS		2
Article 2 ORGANIZATIONAL MATTERS		11
2.1 Name		11
2.2 Term		12
2.3 Formation		12
2.4 Principal Office		12
2.5 Registered Office and Registered Agent		12
2.6 Purpose		12
Article 3 COMPANY CAPITAL AND STATUS OF MEMBERS		12
3.1 Admission		12
3.2 Member Information		12
3.3 Effective Date Capital Contributions and Capital Contribution Obligations		12
3.4	Necessary Expense Shortfalls	13
3.5 Funding Default.		13
3.6 Limited Liability of a Member		13
3.7 Capital Accounts		13
3.8 Interest on Capital		14
3.9 Guarantees		14
3.10 No Withdrawal of Capital Contributions		14
3.11 Return of Capital Contributions.		14
3.12 Negative Capital Accounts		14
Article 4 DISTRIBUTIONS TO MEMBERS; REDEMPTION OF PREFERRED EQUITY INVESTMENT		15
4.1 Distributions from Operations		15
4.2 Distributions from Capital Transactions		15
4.3 Redemption and Extension		15
Article 5 ALLOCATION OF PROFITS AND LOSSES		16
5.1 Allocations of Profits and Losses		16
5.2 Special Allocations		16
5.3 Tax Allocations.		18
Article 6 MANAGEMENT OF THE COMPANY		18
6.1 Powers and Duties of the Manager		18
6.2 Approved Budget		19
6.3 Major Decisions; Prohibited Actions		20
6.4	Release of Individual Properties	21
6.5 Other Activities of the Manager		22
6.6 Other Activities of Members		22
6.7	Limitation on Liability of Covered Persons; Indemnification.	22
6.8 Officers		24

6.9 Affiliates Agreements	24
6.10 Enforcement of Agreements with Generation Member Affiliates	25
6.11 Management of Subsidiaries	25
6.12 Certain Fees	25
6.13 Cyber Security	25
Article 7 TRANSFERABILITY OF MEMBERSHIP INTERESTS; OTHER DISPOSITIONS	26
7.1 Transfers	26
7.2 Permitted Transfers by the Members.	26
7.3 Substitution of Assignees.	27
7.4 Compliance with Securities Laws	27
7.5 Redemption of Third Party Interests/Subordination Agreements	28
Article 8 TERMINATION OF THE COMPANY	28
8.1 Dissolution.	28
8.2 Liquidation.	29
Article 9 COMPANY PROPERTY	30
9.1 Bank Accounts	30
9.2 Title to Company Property	31
9.3 Waiver Of Partition	31
Article 10 BOOKS AND RECORDS: REPORTS	31
10.1 Books and Records	31
10.2 Accounting Method	31
10.3 Company Auditor	31
10.4 Reports	31
Article 11 MANAGER DEFAULT AND REMOVAL	33
11.1 Manager Defaults.	33
11.2 No Waiver	35
Article 12 GENERAL PROVISIONS	36
12.1 Amendments	36
12.2 Notices	36
12.3 Governing Law	37
12.4 Binding Nature of Agreement	37
12.5 Validity	37
12.6 Entire Agreement	37
12.7 Indulgences, Etc	37
12.8 Execution in Counterparts	38
12.9 Number of Days	38
12.10 Interpretation	38
12.11 Access; Confidentiality	38
12.12 Equitable Relief	39
12.13 Representations and Covenants of the Parties	39
12.14 Representations and Covenants of the Members	40
12.15 No Third-Party Beneficiaries	41

12.16 Tax Controversies.	41
12.17 Counsel	42

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GIP VB SPE, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GIP VB SPE, LLC a Delaware limited liability company (the “Company”), is entered into as of August 10, 2023 (the “Effective Date”) by and among Generation Income Properties, L.P., a Delaware limited partnership (the “Generation Member”) , LC2-NNN Pref, LLC, a Florida limited liability company (the “Loci Member”) and Generation Income Properties, L.P., a Delaware limited liability company, as the manager of the Company (the “Manager”). The Members and the Manager are collectively called the “Parties”. Capitalized terms used in this Agreement, including in this preamble, have the meanings indicated in Section 1.

BACKGROUND STATEMENT

A. The Company is the indirect owner of 8 rental properties (the “Company Portfolio”) through its ownership of all of the outstanding membership interests in GIP 13, LLC, a Delaware limited liability company (“NewCo”). The properties included in the Company Portfolio are each described on Schedule I attached to this Agreement. Each of the properties in the Company Portfolio is held by a special purpose entity wholly owned by NewCo or as otherwise indicated on Schedule I.

B. The Company has entered into a purchase agreement (the “Modiv Purchase Agreement”) with Modiv Inc., a Maryland corporation, (“Modiv”) dated August 10, 2023, pursuant to which the Company will acquire 13 rental properties from Modiv (the “Modiv Portfolio”) for a purchase price of $42,000,000 (the “Modiv Purchase Price”). The properties included in the Modiv Portfolio are each described on Schedule II attached to this Agreement. The Modiv Purchase Agreement has been assigned to NewCo and each of the properties included in the Modiv Portfolio will be held in a special purpose entity of which NewCo is the sole owner. A copy of the Modiv Purchase Agreement is attached to this Agreement as Exhibit 1. Simultaneously with the execution and delivery of this Agreement the Company shall complete the purchase of the Modiv Portfolio. A copy of the related organizational chart (“Org Chart”) is attached as Exhibit 2.

C. Prior to the execution and delivery of this Agreement;

(i) each of the eight special purpose entities included in the Company Portfolio entered into separate loan agreements with Valley National Bank in the respective amounts set forth on Schedule I as of the Effective Date and reflected on the Org Chart, with each loan secured by the special purpose entities’ respective properties (the “Individual Company Loan Agreements”); and

(ii) Simultaneously with the execution and delivery of this Agreement, NewCo entered into an additional loan agreement with Valley National Bank, secured by the properties included in the Modiv Portfolio (the “Modiv Portfolio Loan Agreement”) in the amount of $21,000,000 as of the Effective Date. The Individual Company Loan Agreements and the Modiv Portfolio Loan Agreement are collectively called the “Senior Loan Agreements” and the loans made pursuant to such agreements are called the “Senior Loans”). Copies of the Senior Loan Agreements are attached to this Agreement as composite Exhibit 3.

D. The Loci Member has agreed to make initial Capital Contribution to the Company (the “Initial Capital Contribution”) as described and provided for in Section 3.3(a) and, if certain conditions are met, an additional Capital Contribution as described and provided for in Section 3.3(b) (the “Additional Capital Contribution and together with the Initial al Contribution, the “Preferred Equity Investment”).

E. The Parties are entering into this Agreement to provide for the organization and operation of the Company. This Agreement is the limited liability company agreement of the Company for purposes of the Act.

NOW THEREFORE, the Parties, intending to be legally bound, agree to the following.

Article 1

INCORPORATION OF THE BACKGROUND STATEMENT; CERTAIN DEFINITIONS

The Background Statement is true and correct and is incorporated into this Agreement.

Capitalized terms used in this Agreement, and not defined elsewhere herein shall have the following meanings:

“AAA” has the meaning set forth on Exhibit 6.

“AAA Rules” has the meaning set forth on Exhibit 6.

“Accrued Preferred Return” a portion of the Preferred Return equal to an annual rate of return of 10.5% cumulative, compounded monthly on an actual 360 day year basis.

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18 Sections 18-101, et seq. of the Delaware Code.

“Additional Capital Contribution” has the meaning set forth in the Preamble.

“Adjusted Capital Account Deficit” means, with respect to any Member for any Fiscal Year or other relevant period, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other relevant period after giving effect to the following adjustments:

(i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(C), 1.704-2(g)(1) and 1.704-2(i); and

(ii) debiting to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

“Adjusted Net Operating Income” means, for any period, Operating Revenues minus Operating Expenses during such period, plus, to the extent deducted in determining such amount, depreciation, amortization, and all other non-cash expenses, interest expenses and income taxes for such period.

“Affiliate Agreement” has the meaning set forth in Section 6.9.

“Affiliate or affiliate” of a Person means any Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Appraised Value” means the value of any Property as set forth in the Property Appraisals.

“Approved Budget” means the budget attached to this Agreement as Exhibit 4 which is the initial Approved Budget, prepared by the Manager and subsequent budgets approved in writing by the Members in the manner set forth in Section 6.2, as modified or amended from time to time in accordance with this Agreement, and setting forth (a) the estimated capital and operating expenses of the Company for the then-current or immediately succeeding Fiscal Year and for each month of each such Fiscal Year, in such detail as any Member reasonably requires in connection with the approval thereof, and the anticipated sources of funds therefor including, without limitation, anticipated Operating Revenues, (b) a description in reasonable detail of the maintenance, repair, ownership, operation and management of the properties owned by the Company, including, without limitation, any planned or required improvements to such properties and the schedule therefor, (c) a reasonably detailed leasing report, including a description of anticipated revenues for the applicable year and (d) such other matters described in Section 6.2 or that any Member reasonably requests in connection with the approval thereof.

“Approved Loan” means the Senior Loans or any other loan approved by the Members in accordance with this Agreement by which the Company or any Subsidiary borrows money.

“Arbitrators” has the meaning set forth on Exhibit 6.

“Audit Committee” has the meaning set forth in Section 10.1.

“Bad Act” has the meaning set forth in Section 11.1(d).

“Bad Act Participants” has the meaning set forth in Section 11.1(d).

“Book Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, as reasonably determined by the Loci Member, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Book Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Book Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Loci Member.

“Business Day” or “business day” means each day which is not a Saturday, Sunday or legally recognized national public holiday or a legally recognized public holiday in the State of Florida.

“Capital Account” has the meaning set forth in Section 3.7.

“Capital Call Notice” has the meaning set forth in Section 3.4.

“Capital Contribution” means the aggregate amount of money or fair market value of property (net of liabilities assumed by the Company and liabilities to which such property is subject) contributed by a Member.

“Capital Transaction” means (a) a sale, condemnation, exchange or casualty not followed by reconstruction, or other disposition, whether by foreclosure or otherwise, of all or any portion of the properties included in the Company Portfolio or the Modiv Portfolio or otherwise owned by the Company or a Subsidiary, (b) an property, hazard or casualty insurance recovery if and to the extent such insurance proceeds are readily available and not required to pay a judgment, utilized for restoration of improvements or paid to a lender as required by any loan documents to which the Company or a Subsidiary is a party, (c) any financing or refinancing transaction, and (d) the proceeds from any other transaction with respect to the Company which, in accordance with generally accepted accounting principles, is considered capital in nature.

“Certificate of Formation” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on March 21, 2022.

“Code” means the Internal Revenue Code of 1986, as amended (and as may be amended from time to time).

“Committed Amount” means the aggregate of the Capital Contributions provided for in Section 3.3(a) and the Additional Capital Contributions provided for in Section 3.3(b).

“Company” has the meaning set forth in the Preamble.

“Company Auditor” has the meaning set forth in Section 10.3.

“Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d) with respect to partnership minimum gain.

“Company Portfolio” has the meaning set forth in the Preamble.

“Confidential Data” has the meaning set forth in Section 6.13.

“Control” or “Controlling” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Covered Person” has the meaning set forth in Section 6.7(a).

“Current Preferred Return” means that portion of the Preferred Return equal to an annual rate of return of 5% cumulative, compounded monthly on a 360 day basis, paid in arrears on or before the 15th day of each calendar month.

“Default Rate” means a rate equal to an annual 18% cumulative, compounded monthly on an actual 360 day year basis paid in arrears on the 15th day of each calendar month.

“Distributable Cash from Capital Transactions” means, with respect to any Capital Transaction, the total cash gross receipts of the Company attributable to such Capital Transaction, less amounts required to (a) pay all expenses associated with such Capital Transaction, and (b) repay all secured and unsecured funded debt of the Company required to be paid in connection with such Capital Transaction.

“Distributable Cash from Operations” means, for any period, the total cash gross receipts of the Company during such period derived from all sources (other than Capital Contributions, Capital Transactions, and Approved Loans), together with any amounts released from reserves or working capital from prior periods as provided for in the Approved Budget, less amounts required for

(i) common area maintenance, real property and state tax liabilities, and insurance liabilities that are the direct or indirect responsibility of the Company or a Subsidiary as contemplated in any tenant leases,

(ii) required debt service or other charges for any Approved Loan to the Company, including any loan made to the Company in connection with any Capital Transaction, paid during such period, and

(iii) any increases or replacements in reserves (other than from Capital Contributions) during such period, as provided for in the Approved Budget); and

(iv) Necessary Expenses and other operating and administrative expenses of the Company (excluding amounts paid from reserves or funds provided by Capital Contributions), including without limitation, fees, to the extent then due and payable, under this Agreement or the Affiliate Agreements.

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association.

“First Arbitrator” has the meaning set forth on Exhibit 6.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year; unless for U.S. federal income tax purposes another taxable year is required, in which case the Fiscal Year shall be such taxable year.

“Funding Deficit” has the meaning set forth in Section 3.5(a).

“Generation Member” has the meaning set forth in the Preamble.

“Generation Member Principal” means David Sobelman.

“Governmental Entity” means any court, tribunal, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign.

“Gross Asset Value” means, with respect to any Company asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members as set forth in a written contribution agreement;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times:

(i) the acquisition of any additional Membership Interests in the Company following its initial capitalization by any new or existing Member in exchange for more than a de minimus Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimus amount of Company property as consideration for an interest in the Company;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) in connection with the grant of any Membership Interests in the Company (other than a de minimus interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in anticipation of being a Member; provided, however, that the adjustments pursuant to clauses (i), (ii), and (i) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Members;

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Members determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Guarantee” has the meaning set forth in Section 3.9.

“Guarantor” has the meaning set forth in Section 3.9.

“Individual Company Loan Agreements” has the meaning set forth in the Preamble.

“Initial Capital Contribution” has the meaning set forth in the Preamble.

“Loan Documents” means any document executed and delivered by any Member or an Affiliate of any Member in connection with the Senior Loans or any other Approved Loan.

“Loci Capital” means Loci Capital Management Co., LLC, a Florida limited liability company and an Affiliate of the Loci Member.

“Loci Member” has the meaning set forth in the Preamble.

“Losses” has the meaning set forth in Section 6.7(e).

“Major Decision” has the meaning set forth in Section 6.3(a).

“Make-Whole Amount” means 1.3 multiplied by the amount of the aggregate Preferred Equity Investment, including any additional Preferred Equity Investments made pursuant to this Agreement.

“Manager” means, initially, Generation Income Properties L.P., in its capacity as Manager, and, following any removal of the Manager in accordance with this Agreement, the Person named as the replacement Manager in accordance with this Agreement.

“Manager Default” has the meaning set forth in Section 11.1(a).

“Manager Default Cure Period” has the meaning set forth in Section 11.1(a)(ii).

“Member” means a Person admitted as a member of the Company in accordance with this Agreement, as long as such Person remains a Member.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulation Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means a Member’s entire interest in the Company including such Member’s right to receive allocations and distributions pursuant to this Agreement and the right to participate in the management of the business and affairs of the Company in accordance with this Agreement, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement.

“Modiv” has the meaning set forth in the Preamble.

“Modiv Portfolio” has the meaning set forth in the Preamble.

“Modiv Portfolio Loan Agreement” has the meaning set forth in the Preamble.

“Modiv Purchase Agreement” has the meaning set forth in the Preamble.

“Modiv Purchase Price” has the meaning set forth in the Preamble.

“Necessary Expenses” means the following expenses and obligations of the Company or any Subsidiary: (a) real estate and personal property taxes, assessments, utility or similar charges, (b) insurance premiums or insurance deductibles, debt service, including payments of principal and interest, (c) amounts required to be paid pursuant to the terms of any Approved Loan to which the Company or a Subsidiary is a party as to which the failure to pay would constitute a default under the any loan document related to such Approved Loan, (d) payments with respect obligations secured by mechanics liens or similar encumbrances or, to the extent contested in good faith, the cost of posting and the amount of appropriate bonds, (e) non-discretionary construction or development expenses reasonably necessary to preserve the value of the any of the assets of the Company and that are reflected in property condition reports obtained in connection with the acquisition of the Modiv Portfolio or in an Approved Budget, (f) non-discretionary expense items such as the wages and related expenses of the work force for the assets of the Company, utility expenses, insurance premiums, expenses incurred to remedy a condition presenting imminent risk or injury to persons or material damage to property, and other similar expenses to the extent reasonably necessary to maintain the integrity of the Company’s and all Subsidiaries’ operations, and (g) the obligation to pay the Current Preferred Returns.

“Necessary Expense Shortfall” has the meaning set forth in Section 3.4.

“Net Profits” and “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable loss or income, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss, or reduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted in accordance with the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis);

(f) Any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Gross Asset Value that differs from its adjusted tax basis shall be computed by reference to the property’s Gross Asset Value (as adjusted for Book Depreciation) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g); and

(g) Any items which are specially allocated pursuant to Section 5.2 shall not be taken into account in computing Net Profits or Net Losses.

“NewCo” has the meaning set forth in the Preamble.

“Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Nonrecourse Debt Minimum Gain” means an amount, with respect to each Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Operating Expenses” means, for any period, all expenses of the Company from any source arising from the ownership and operation of the business during such period (inclusive of the monthly accrual of expenses for such period for common operating expenses such as real estate taxes and insurance that are not paid on a monthly basis and that are paid for periods that are not consistent with the period for which Operating Expenses are being measured), but in all events specifically excluding expenses incurred in connection with Capital Transactions and other extraordinary items, including, but not limited to, fees paid to the Loci Member hereunder.

“Operating Revenues” means, for any period, the gross revenues of the Company from any source arising from the ownership and operation of the business during such period, including without limitation (x) rental receipts from tenants under leases, (y) proceeds of any business interruption or rental loss insurance maintained by the Company from time to time, and (z) amounts released from Company reserves, but in all events specifically excluding Capital Contributions and proceeds from Capital Transactions.

“Parties” has the meaning set forth in the Preamble.

“Partnership Representative” has the meaning set forth in Section 12.16(a).

“Preferred Equity Investment” has the meaning set forth in the Preamble

“Preferred Return” means distributions with respect to the Preferred Equity Investment accruing at an annual rate of return of 15.5% cumulative, compounded monthly on a 360-day year basis. The Preferred Return will begin accruing on the entire Committed Amount on the Effective Date and will continue to accrue until the Loci Member’s Membership Interest has been fully redeemed, provided that the if the Additional Capital Contribution provided for in Section 3.3(b) is not funded in accordance with the provisions of Section 3.3(b), the Preferred Return shall immediately cease to accrue with respect to such amount. For the avoidance of doubt, examples of the calculation of the Preferred Return are attached to this Agreement as Exhibit 8

“Person” means a natural person, or a corporation, association, limited liability company, partnership, joint stock company, Governmental Entity, trust or unincorporated organization or other entity that has independent legal status.

“Properties” mean the properties included in the Company Portfolio and in the Modiv Portfolio or any other real property acquired by the Company.

“Property Appraisals” means the third party appraisals for each of the Properties as identified on Schedule I and Schedule II attached hereto.

“Respondent” has the meaning set forth on Exhibit 6.

“Second Arbitrator” has the meaning set forth on Exhibit 6.

“Senior Loan Agreements” has the meaning set forth in the Preamble.

“Senior Loans” has the meaning set forth in the Preamble.

“Sole Arbitrator” has the meaning set forth on Exhibit 6.

“Subsidiary” means any entity owned, in whole or in part, directly or indirectly, by the Company.

“Successor” has the meaning set forth in Section 8.1(c).

“Third Party Interests” means the interests of any non-controlling investors in the Properties, as shown on Exhibit 7 to this Agreement.

“TIC Conditions” means the delivery to LOCI Member of (i) a title commitment pursuant to which a nationally recognized title insurance carrier has committed to insure, upon completion of the acquisition of the Property by the TIC SPE, fee simple title to all of the TIC Property in the TIC SPE in an amount reasonably determined by Generation Member and subject only to the title exceptions as set forth in the existing title policy insuring title to the TIC Property, and (ii) evidence that the Company has, subject to the payment of the TIC Purchase Price, received all documents necessary to cause the transfer and conveyance of the TIC Interest to the TIC SPE free and clear of all liens and encumbrances and that such documents have been executed and delivered to the TIC SPE.

“TIC Interest” means that certain tenant-in-common interest in the TIC Property owned by Sunny Ridge MHP LLC, a Florida limited liability company.

“TIC Property” means the Property identified on Schedule I attached hereto as the property located at 535 S. Perryville Road, Rockford, IL 61108.

“TIC SPE” means GIPIL 535 S. Perryville Road, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company

“TIC Purchase Price” means $1,302,072.80.

“Treasury Regulations” or “Regulations” means the Federal Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Article 2

ORGANIZATIONAL MATTERS

2.1 Name. The name of the Company is “GIP VB SPE, LLC”.

2.2 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.

2.3 Formation. Pursuant to the provisions of the Act, the Company was formed by filing its Certificate of Formation with the Secretary of the State of Delaware as required by the Act. The Parties hereby ratify the filing of the Certificate of Formation as in effect on the Effective Date with the Secretary of the State of Delaware by the authorized person identified therein.

2.4 Principal Office. The principal office of the Company is 401 E. Jackson Street, Suite 3300, Tampa, FL 33602 or such other place as the Manager may from time to time designate. The Company may have other offices at any place or places as may be determined by the Manager.

2.5 Registered Office and Registered Agent. The Company’s registered office is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The registered agent for service of process on the Company is Corporation Service Company. The Manager may change the registered office and registered agent from time to time.

2.6 Purpose. The business and purpose of the Company is through individual special purpose bankruptcy remote Subsidiaries, to: (a) acquire, develop, redevelop, manage, operate, finance, refinance, rehabilitate, lease, hold for investment, sell and in all respects act as owner of each of the Properties, (b) acquire, own, hold for investment, dispose of ownership interests in entities that directly or indirectly own each of the Properties, and (c) engage in all activities necessary, incidental, or appropriate in connection with such activities.

Article 3

COMPANY CAPITAL AND STATUS OF MEMBERS

3.1 Admission. Each Person identified on Exhibit 5 as a Member is deemed admitted as a member of the Company as of the Effective Date.

3.2 Member Information. The name, address, and Effective Date Capital Contributions and Percentage Interest of each Member as of the Effective Date are set forth on Exhibit 5.

3.3 Effective Date Capital Contributions and Capital Contribution Obligations.

(a) Simultaneously with the execution and delivery of this Agreement, the Loci Member shall make the Initial Capital Contribution of $12,000,000.00 to the Company.

(b) So long as the TIC Conditions are satisfied on or before September 10, 2023, within five (5) Business Days after satisfaction of the TIC Conditions. the Loci Member shall make the Additional Capital Contribution in the amount of $2,100,000.

Attached to this Agreement as Exhibit 9 is a description of the sources and uses of funds as contemplated by this Agreement.

3.4 Necessary Expense Shortfalls. If at any time a Party believes that the Company has and will have insufficient funds, out of available revenue, to pay any Necessary Expenses when due (a “Necessary Expense Shortfall”), or to timely fund amounts provided for in the Approved Budget because of a shortfall in projected revenue or cost overruns (an “Approved Budget Shortfall”) then such Party shall give written notice of such determination and a reasonably detailed explanation of the basis therefor to the other Parties. Following delivery of such a notice, the Manager shall promptly either (i) provide all Members with documentation sufficient to satisfy all Members that there is no Necessary Expense Shortfall, or (ii) issue a notice (a “Capital Call Notice”) requiring the Generation Member to make Capital Contributions in an aggregate amount sufficient to eliminate the Necessary Expense Shortfall no later than the fifth Business Day following the date of such Capital Call Notice. If the Manager fails to (i) provide such documentation, or if the Loci Member in its reasonable discretion determines it is not satisfied with such documentation, or (ii) provide such documentation and issue such Capital Call Notice, any Member may issue the Capital Call Notice provided for in clause (ii) of the preceding sentence. A Capital Call Notice issued pursuant to this Section 3.4 must be accompanied by a reasonably detailed explanation of the need for such Capital Call Notice and the reasons for such Member’s dissatisfaction with the steps taken by the Manager.

3.5 Funding Default.

(a) If the Generation Member fails to timely make the full amount of any Capital Contribution that it is required to make in response to a Capital Call Notice (the required amount not contributed, the “Funding Deficit”), the Loci Member will be entitled to make an additional Capital Contribution in the amount of the Funding Deficit and such amount shall be deemed an additional Preferred Equity Investment made as of the date of such Capital Contribution and the Preferred Return on such amounts shall be at the Default Rate.

3.6 Limited Liability of a Member. The Members, in their capacity as such, shall not be liable for the debts, liabilities, contracts or any other obligations of the Company. Furthermore, except as provided for in this Agreement, the Members shall not be obligated to make contributions to the capital of the Company.

3.7 Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.7. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions.

(ii) any Net Profits or other item of income or gain allocated to such Member pursuant to Section 5; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member. and

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Gross Asset Value of any property distributed to such Member pursuant to Section 4 or 8.2;

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Section 5; and

(iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

3.8 Interest on Capital. Except as otherwise specifically provided for in this Agreement, no interest shall be payable on any Capital Contributions made to the Company.

3.9 Guarantees. In connection with the Senior Loans or any other Approved Loan made to the Company or a Subsidiary in accordance with this Agreement, the Generation Member, or a credit worthy Affiliate (as reasonably required by the relevant lender) (the “Guarantor”) shall provide all customary nonrecourse carve-out guarantees reasonably required by such lender for the benefit of such lender in connection with any Approved Loan (each, a “Guarantee”).

3.10 No Withdrawal of Capital Contributions. Except upon dissolution and liquidation of the Company or as otherwise set forth in this Agreement, including Section 4.3 (Redemption and Extension), no Member shall have the right to withdraw, reduce, or demand the return of its Capital Contributions, or any part thereof, or any distribution thereon. Except as otherwise provided in this Agreement, no Member shall have the right to receive assets other than cash in connection with a distribution or return of capital.

3.11 Return of Capital Contributions.

(a) No Fixed Time. Except as specifically provided for in this Agreement, including Section 4.3 (Redemption and Extension), and upon dissolution and liquidation of the Company, there is no agreement, nor time set, for the return of any Capital Contribution to any Member.

(b) No Personal Liability of Members. Except as otherwise required by the Delaware Act, the Members shall not be personally liable for the return or repayment of any Capital Contribution.

3.12 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Article 4

DISTRIBUTIONS TO MEMBERS; REDEMPTION OF PREFERRED EQUITY INVESTMENT

4.1 Distributions from Operations. The Company shall distribute all Distributable Cash from Operations as follows:

(a) First, to the Loci Member, until the Loci Member’s unpaid accrued Current Preferred Return has been reduced to zero, but not less than zero.

(b) Thereafter, to the Generation Member, unless the trailing 3 month annualized debt yield is less than 10% computed by dividing the sum of the outstanding Senior Loans and the Preferred Equity Investment as of the date of such calculation by the trailing three calendar month annualized Adjusted Net Operating Income, in which case any distribution otherwise payable to the Generation Member will be distributed to the Loci Member in accordance with Section 4.2 below.

4.2 Distributions from Capital Transactions. The Company shall distribute all Distributable Cash from Capital Transactions as follows:

(a) First, to the Loci Member, until the Loci Member’s unpaid accrued Current Preferred Return has been reduced to zero, but not less than zero.

(b) Second, to the Loci Member, until the Loci Member’s Accrued Preferred Return has been reduced to zero, but not less than zero.

(c) Third, to the Loci Member until the Make-Whole Amount has been reduced to zero, but not less than zero,

(d) Thereafter, to the Generation Member.

4.3 Redemption and Extension.

(a) The Membership Interest of the Loci Member will be redeemed upon the payment to Loci Member of an amount equal to the greater of (i) the sum of the Preferred Equity Investment plus the accrued Preferred Return thereon, and (ii) the Make-Whole Amount (the “Redemption Amount”).

(b) The Redemption Amount is payable to the Loci Member on or before the date being 24 months from the Effective Date (the “Mandatory Redemption Date”). Upon the payment of the Redemption Amount to the Loci Member, the Membership Interest of the Loci Member will be deemed fully redeemed without further action on the part of the Loci Member and this Agreement deemed amended accordingly. The Generation Member shall have two 12-month extension options to extend the Mandatory Redemption Date to the dates that are 36 and 48 months from the Effective Date, provided that upon the effective date of such extension: (i) Loci Capital is paid an extension fee equal to 100 basis points on outstanding Preferred Equity Investment for each such extension, (ii) the Preferred Equity Return shall be increased from 15.5% to 18%, the Accrued Preferred Return shall be increased from 10.5% to 13% and the Current Preferred Return shall remain at 5% and all of the related provisions of this Agreement relating to such returns, including the payment of the Current Preferred Return in arrears on or prior to the 15th day of each calendar month, shall remain in full force and effect, (iii) the trailing six month annualized Adjusted Net Operating Income at the date of such extension is in excess of $5,000,000, (iv) the Senior Loans have been extended so that they provide for a maturity through the end of such extension period, and (v) there are no existing material breaches or material defaults under this Agreement or any agreement between the Company or any Subsidiary and Generation Member, Guarantor or any of their Affiliates. If the Redemption Amount is not paid to Loci Member at or before the Mandatory Redemption Date, as may be extended pursuant to the terms of this Agreement, then (i) a Manager Default will occur, and (ii) the Preferred Return, will accrue at a rate equal to an annual rate of return of 18% cumulative, compounded monthly on an actual 360 day year basis paid in arrears on the 15th day of each calendar month (the “Default Rate”) from and after such date.

Article 5

ALLOCATION OF PROFITS AND LOSSES

5.1 Allocations of Profits and Losses. For each Fiscal Year (or portion of such Fiscal Year), except as otherwise provided in this Agreement, Net Profits or Net Losses of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.2, the Capital Account balance of each Member immediately after making such allocations, is, as nearly as possible, equal to (a) the distributions that would be made to such Member pursuant to the applicable provisions Section 8.2(a)(iii), if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, as provided for in Section 8.2(a)(iii), to the Members immediately after making such allocations, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

5.2 Special Allocations. Notwithstanding the provisions of Section 5.1:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any fiscal year, then except as otherwise provided in Treasury Regulations Section 1.704-2(f), each Member shall be specially allocated Net Profit or other income items for such fiscal year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such fiscal year determined in accordance with Treasury Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the “minimum gain chargeback” requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted in accordance with such Regulation.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Member who has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated items of Net Profits and other items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2 is intended to comply with the “minimum gain chargeback” requirement of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently with such Regulation.

(c) Qualified Income Offset Allocation. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), Net Profits and other items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall only be made if, and only to the extent that, such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.2(c) were not in the Agreement. This Section 5.2(c) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with such Regulation.

(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made if and only to the extent that such Person would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.2(d) were not in the Agreement.

(e) Allocation of Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).

(f) Curative Allocations. The allocations set forth in Section 5.3(a) through Section 5.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Section 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating subsequent Net Profits, Net Losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of subsequent Net Profits, Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 5, if the Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 5.2(f) shall be made: (i) by taking into account Regulatory Allocations which, although not made yet, are likely to be made in the future; and (ii) only to the extent the Loci Member reasonably determines that such curative allocations are appropriate in order to realize the intended economic agreement among the Members.

5.3 Tax Allocations.

(a) Subject to Section 5.3(a) through Section 5.3(e), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value.

(c) If the Gross Asset Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in clause (b) of the definition of Gross Asset Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined taking into account the allocation provisions of Section 5.

(e) The Company shall make allocations pursuant to this Section 5.3 in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(b).

(f) Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Article 6

MANAGEMENT OF THE COMPANY

6.1 Powers and Duties of the Manager.

(a) Subject to the approval rights of the Members as provided for in this Agreement, (i) the business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Manager, and (ii) the Manager is hereby granted full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may deem necessary or advisable to carry out the business of the Company and carry out its obligations under this Agreement. The Manager shall manage the Company in accordance with (i) the standard of care required of prudent and experienced third parties performing similar functions in accordance with customary industry standards for properties similar to and in the same general geographic area as each of the Properties, (ii) this Agreement, and (iii) any Approved Budget, in each case, subject to (A) the availability of adequate funds for such activities being provided for in the applicable Approved Budget and from Capital Contributions or other sources and (B) compliance by the Members with their obligations under this Agreement.

(b) Notwithstanding the limitations of the Approved Budget, the Manager shall have the authority at any time to take any action on behalf of the Company or any Company Subsidiary, without obtaining the prior approval of either Member, if, in the Manager’s reasonable judgment such action is necessary or advisable to preserve or protect any Properties or other assets of the Company or any Company Subsidiary from imminent physical damage or to prevent injury to any Person, provided that the Manager notifies each Member of such action within two (2) Business Days after such action has been taken.

(c) Upon the affirmative vote of a majority in number of the Members, with each Member having one equal vote, the Members may remove and replace the Generation Member as the Manager of the Company or otherwise appoint a different Person who is charged with the responsibilities of the Manager under this Agreement.

6.2 Approved Budget. Attached to this Agreement as Exhibit 4 is the operating budget for the operations and improvements of the Properties for the year ended December 31, 2023. The Manager shall cause to be prepared and shall submit to the Loci Member a proposed operating expense and improvement budget for the properties for each succeeding Fiscal Year in reasonable detail setting forth, among other items, the estimated receipts and disbursements (capital, operating and other) for the forthcoming Fiscal Year (or partial Fiscal Year). The proposed budget shall be delivered to the Loci Member no later than the last Business Day of November prior to the beginning of the relevant Fiscal Year or such other date as is approved in writing by the Loci Member. The Loci Member shall consider such budget and shall promptly, but in no event later than fifteen (15) Business Days after receipt thereof, approve or reject it with proposed additions, deletions and revisions as the Loci Member deems appropriate in its reasonable discretion, [taking into consideration Necessary Expenses, reserves, operating expenses and other appropriate matters]. The Manager and Loci Member shall work in good faith to address objections and revise and agree on the form of annual budget and business plan no later than December 31 of such year. The original Approved Budget for the year ended December 31, 2023, and each subsequent budget approved by the Loci Member shall be an “Approved Budget”. Until final approval of a budget for each Fiscal Year the Manager shall be authorized to continue to operate on the basis of the previous Fiscal Year’s Approved Budget, together with an increase in such Approved Budget equal to (i) the actual increase in expenses associated with real estate taxes and assessments, insurance premiums, debt service and utilities relating to the operation and development of the Properties (ii) the actual costs and expenses under any existing agreements, and (iii) the addition of a new line item for such budget in the amount of the greater of (x) three percent (3%), or (y) the increase in the consumer price index from the last day of the prior Fiscal Year to the first day of the current Fiscal Year, which may be reallocated by the Manager in its sole discretion among the budgeted line items from time to time for payment of expenses for such upcoming year.

6.3 Major Decisions; Prohibited Actions. Until the Loci Member’s Preferred Equity Investment has been redeemed in full, no Major Decision shall be made without the consent of the Loci Member.

(a) “Major Decision” as used in this Agreement means any decision (or action) with respect to the following matters:

(i) Acquiring additional real property or any interest therein;

(ii) Selling, leasing, assigning, pledging, conveying, exchanging, encumbering or otherwise disposing of all or a material portion of the assets of the Company or any of its Properties, other than as permitted pursuant to Section 6.4;

(iii) Taking any action that deviates in a material way from the any development plans or other items included in any Approved Budget except for reallocations of cost savings in line items and application of contingencies to the extent permitted by this Agreement or as provided for in the Approved Budget itself;

(iv) Amending or waiving any provision of, or otherwise modifying this Agreement;

(v) Amending, extending or materially modifying any existing lease relating to any of the Properties or entering into any new lease with respect to any of the Properties;

(vi) Admitting, including by assignment of economic rights or permitting encumbrances of Membership Interests, any Member other than by means of a transfer permitted pursuant to Section 7.2;

(vii) Merging or consolidating the Company with or into another entity, reorganizing the Company, or making a binding commitment to do any of the foregoing;

(viii) Make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company, or a substantial part of any of its properties or assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(ix) Voluntarily dissolving or liquidating the Company;

(x) Causing the Company to loan Company funds to any Person;

(xi) Except as otherwise provided in this Agreement, entering into, amending, modifying (including making price adjustments), replacing, waiving the provisions of, or granting consents under, any of the terms and conditions of any agreement or other arrangement with the Manager, any Member or their respective Affiliates or paying fees or other compensation to the Manager, any Member or their respective Affiliates (except that nothing shall prohibit the Company from entering into agreements with, and making payments of fees to, the Manager, any

Member and their respective Affiliates if, and to the extent specifically provided for in this Agreement or the Exhibits to it, or terminating any such agreement in accordance with its terms);

(xii) Except as otherwise provided in the Agreement, engaging in any Capital Transaction, financing or any Approved Loan, or executing or otherwise entering into any loan, guaranty, indemnity or similar agreement by the Company or modifying in any material nature, extending, renewing, changing or prepaying in whole or in part any borrowing, financing, refinancing, indemnity or similar agreement, or making any commitments to borrow funds;

(xiii) Causing the Company to loan Company funds to any Person;

(xiv) Prosecuting, waiving, settling or compromising any claims or causes of action of the Company against any third party (or parties), or agreeing on behalf of the Company to pay any disputed claims or causes of action against the Company, or confessing a judgment against the Company, each in excess of Twenty Five Thousand Dollars ($25,000); provided that any settlement that would require the Company or a Member to admit to a criminal act, fraud or willful misconduct must be approved by the Members and the Manager;

(xv) Causing the Company to make, revoke or modify any tax election; or

(xvi) Making any change to the Company’s accounting practices or policies that could be material to either the Company or its Members.

(xvii) Taking any position on a tax return based on a “more likely than not” opinion from the Company’s tax or accounting advisors. with respect to any item of tax reporting for federal or state income tax purposes.

(b) Notwithstanding the other provisions of this Section 6.3, if the Manager, in its reasonable judgment, deems there to be an emergency requiring expenditures to effectuate immediate action necessary for the protection of the assets of the Company or any Subsidiary or to avoid property damage or personal injury that otherwise would require the Loci Member’s consent as a Major Decision, the Manager shall have the right to take immediate action to address the emergency and shall advise the Loci Member of the action taken (which may be an email) as promptly as possible after the Manager becomes aware of the emergency and the necessity for such expenditure.

6.4 Release of Individual Properties. The Manager may, consistent with this Section 6.4, sell any Property, provided that:

(i) the net proceeds received from the sale, calculated as the total sale price of the Property, minus all reasonable closing costs, including commissions, are greater than eighty percent (80%) of the Appraised Value of the Property, according to the Property Appraisals; and

(ii) the annualized trailing 3 full calendar months Adjusted Net Operating Income of all the Properties, other than the Property being sold, divided by the aggregate of the Senior Loans (less the payoff amount for the Property being sold) and the Preferred Equity Investment is greater than 10%.

6.5 Other Activities of the Manager. The Manager and its Affiliates may act as managers, members, managing members, general partners, and in other roles with other companies, partnerships or other entities engaged in businesses similar to those conducted by the Company, even if competitive with the business of the Company. Nothing herein shall limit the Manager, or its Affiliates from engaging in any other business activities, and the Manager, and its Affiliates shall not incur any obligation, fiduciary or otherwise, to disclose, grant or offer any interest in such activities to any party hereto.

6.6 Other Activities of Members. The Members and Affiliates (other than the Company) of any of them may act as managers, members, managing members, general partners, and in other roles with other companies, partnerships or other entities engaged in businesses similar to those conducted by the Company, even if competitive with the business of the Company. Nothing herein shall limit any Member, or Affiliates of any of them (other than the Company) from engaging in any other business activities, and the Members and their Affiliates shall not incur any obligation, fiduciary or otherwise, to disclose, grant or offer any interest in such activities to any party hereto.

6.7 Limitation on Liability of Covered Persons; Indemnification.

(a) As used in this Agreement, the term “Covered Person” means each Member its members, managers, agents, employees and representatives, the Manager, its members, managers, agents, employees and representatives, and any officers appointed by the Manager.

(b) Except as otherwise provided for in this Agreement and any agreement between a Covered Party and the Company, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) the Manager; (ii) one or more officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Act.

(d) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(e) To the fullest extent permitted by the Act, as the same now exists or as may be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii) such Covered Person being or acting in connection with the business of the Company as a member, stockholder, affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company; provided that, (A) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and/or within the scope of such Covered Person’s authority conferred on it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (B) such Covered Person’s conduct did not constitute fraud or willful misconduct. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

(f) The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 6.7; provided that, if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by Section 6.7, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(g) The indemnification provided by Section 6.7 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of Section 6.7 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under Section 6.7 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(h) Notwithstanding anything contained in this Agreement to the contrary, any indemnity by the Company relating to the matters covered in Section 6.7 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account of such indemnification obligation or shall be required to make any Capital Contributions to help satisfy such indemnity by the Company.

(i) If Section 6.7 or any portion of it shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to Section 6.7 to the fullest extent permitted by any applicable portion of Section 6.7 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(j) The provisions of Section 6.7 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while Section 6.7(d) is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of Section 6.7 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

(k) The provisions of Section 6.7 shall survive the dissolution, liquidation, winding up and termination of the Company.

6.8 Officers. The Manager may appoint in writing, from time to time, such officers or approved persons of the Company as the Manager deems necessary or advisable, each of whom shall have such title, powers, authority and responsibilities (including without limitation, the power and authority to sign documents on behalf of the Company) as are delegated by the Manager from time to time; provided, however, that the Manager may only delegate power, authority and responsibility as is granted by this Agreement to the Manager. No such officer or approved person shall be compensated by the Company.

6.9 Affiliates Agreements. Any other agreement between the Company or a Subsidiary, on the one hand, and a Member or one or more Affiliates of one or more Members or the Manager, on the other hand, is referred to as an “Affiliate Agreement.”. The Manager will not cause the Company or any Subsidiary to enter into any other Affiliate Agreement without the approval of all Members.

6.10 Enforcement of Agreements with Generation Member Affiliates. Notwithstanding any provision to the contrary in this Agreement, if, at any time, the Company has entered into an agreement with an Affiliate of the Generation Member, the Loci Member shall have the sole right and authority to act on behalf of the Company with respect to the enforcement of the rights and remedies of the Company and defaults under any such Affiliate Agreement (including, without limitation, the exercise of any applicable right of termination in accordance with its terms).

6.11 Management of Subsidiaries. All of the provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of each Subsidiary, whether any such Subsidiary is managed or controlled directly or indirectly by the Company, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of the Subsidiaries shall for all purposes hereof be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement. Any and all references herein to the Company or any or Member causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or such Member causing the Company to cause), in its capacity as the sole member of such Subsidiary, such action to be taken for and on behalf of such Subsidiary. The Manager shall perform, with no additional compensation, the same or substantially identical services for each such Subsidiary as the Manager performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any action or decision to be taken or made by or on behalf of a Subsidiary by the Manager that, if taken or made by or on behalf of the Company, would constitute a Major Decision, will require the approval of the Loci Member.

6.12 Certain Fees. Loci Capital shall receive an equity fee of 1.5% of the Preferred Equity Investment committed to the Company with 1% payable upon the execution and delivery of this Agreement and ½% upon redemption in full of the Preferred Equity Investment. In addition, upon execution and delivery of this Agreement, the Company shall reimburse the Loci Member for all of its reasonable legal and due diligence expenses, including travel, third-party report costs, and other out-of-pocket expenses related to due diligence and execution and delivery of this Agreement, less the $25,000 deposit delivered to the Loci Member in conjunction with the execution of the term sheet relating to this Agreement to cover the initial legal and due diligence costs. The fees contemplated by this Section 6.12 shall be treated as guaranteed payments pursuant to Section 707(c) of the Code.

6.13 Cyber Security. The Manager will do all things that a reasonable and prudent Person would do to implement reasonable cybersecurity measures to ensure that Confidential Data in the possession of the Company (or in the possession of the Manager acting on behalf of the Company), including without limitation Confidential Data related to the Members, is reasonably protected at all times from unauthorized access or use by a third party or misuse, damage or destruction by any Person. “Confidential Data” means cyber, cyber related or cyber accessed information relating to and received by the Company (or by the Manager acting on behalf of the Company), the use of which by unauthorized parties could cause a significantly adverse effect on the business prospects, operations or financial condition of the Person to which information relates, including without limitation, email addresses, password, wire instructions, account information and security protocols.

If a Party becomes aware of any actual or suspected action taken through the use of computer networks or otherwise that result or, if confirmed, would result in an actual or potentially adverse effect on the Company’s or such Party’s or another Party’s information system and/or the

Company’s, such Party’s or another Party’s Confidential Data, such Party shall notify the Manager and each potentially affected Member in writing within a reasonable period of time after becoming aware of the incident, and comply with any commercially reasonable directions issued by the Manager and any such Member to such Party with respect to such incident, including obtaining evidence about how, when and by whom the information system and/or the Company’s or any Party’s Confidential Data has been compromised, with all expenses incurred by or on behalf of the Company in taking such actions to be treated as approved expenses of the Company.

If the Manager becomes aware of any actual or suspected action taken through the use of computer networks of the Company (or of the Manager acting on behalf of the Company) or otherwise pertaining to the Company (or to the Manager acting on behalf of the Company) that result, or if confirmed would result, in an actual or potentially adverse effect on any third party’s information system and/or the third party’s Confidential Data, the Manager shall promptly notify the Members of the incident and comply with any commercially reasonable directions issued by the Members with respect to such incident, including (i) obtaining evidence about how, when and by whom the information system and/or third party’s Confidential Data has been compromised, and (ii) delivering written notification on behalf of the Company to such third party reporting such incident, which notification may include, to the extent available or practical, the time the incident occurred and a description of the incident, a description of the Confidential Data compromised or suspected to have been compromised and the Confidential Data uncompromised, and, if appropriate, giving the third party the right to obtain a free credit report from one of the national credit reporting agencies, including appropriate instructions with respect to obtaining such report. All expenses incurred by or on behalf of the Company in taking such actions are to be treated as approved expenses of the Company

Article 7

TRANSFERABILITY OF MEMBERSHIP INTERESTS; OTHER DISPOSITIONS

7.1 Transfers. Except as otherwise provided under this Section 7, a Member may not withdraw or Transfer all or any part of its Membership Interest without the prior written consent of the Members.

7.2 Permitted Transfers by the Members.

(a) Subject to Section 7.4, the Loci Member shall have the right to Transfer all or any portion of its Membership Interest or cause any Person to be admitted as a Member to assume a portion of the Loci Member’s obligations hereunder, provided that the day-to-day operations and major decisions are at all times after such Transfer directly or indirectly Controlled, either individually (or with other Persons entitled to participate in decisions relating to such operations within the organizational structure of such Affiliate) by Michael Phillips. Notwithstanding the foregoing, the Loci Member may not Transfer its interest if such Transfer would violate the terms of any Approved Loan or any other agreement to which the Company or a Subsidiary is subject.

(b) Subject to Section 7.4, the Generation Member shall have the right to Transfer all or any portion of its Membership Interest or cause any Person to be admitted as a Member to assume a portion of the Generation Member’s obligations hereunder, provided that the day-to-day operations and major decisions are directly or indirectly Controlled, either individually (or with other Persons entitled to participate in decisions relating to such operations within the organizational structure of such Affiliate) by David Sobelman. Notwithstanding the foregoing, the Generation Member may not Transfer its interest if such Transfer would violate the terms of any Approved Loan or any other agreement to which the Company or a Subsidiary is subject.

(c) Any costs incurred by the Company or the Manager due to the Company’s obligations under this subsection will be promptly reimbursed by the transferring Member. Notwithstanding anything to the contrary herein, no Member may Transfer its interest if such Transfer would violate any financing or other agreement to which the Company is subject.

7.3 Substitution of Assignees.

(a) No assignee of the Membership Interest of any Member shall have the right to be admitted to the Company as a Member unless all of the following conditions are satisfied:

(i) the assignee has executed and delivered to each of the Members a written instrument of assignment which sets forth the intention and agreement of the assignor that the assignee become a Member in addition to it or in its place;

(ii) the assignor and assignee execute and acknowledge such other instruments as the Loci Member or the Generation Member, as applicable, may deem reasonably necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and the assumption by the assignee of all obligations of the assignor under this Agreement arising from and after the date of such transfer.

(iii) the assignee has paid all reasonable actual expenses incurred by the Company (including its legal fees) as a result of such transfer, the cost of the preparation, filing and publishing of any amendment to the Company’s Certificate of Formation or any amendments of filings under fictitious name registration statutes.

(b) Once the conditions set forth in this Section 7.3(a) have been satisfied, the assignee shall become a Member of the Company. The Company shall, upon substitution, thereafter, make all further distributions on account of the interests so assigned to the assignee for such time as the interests are transferred on its books in accordance with the above provisions. Any person so admitted to the Company as a Member shall be subject to all provisions of this Agreement as if originally a party hereto.

7.4 Compliance with Securities Laws. The Members acknowledge and confirm that their respective Membership Interests constitute a security which has not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable. No transfer or assignment of all or any part of a Membership Interest (except a transfer upon the death, incapacity or bankruptcy of a Member to his personal representative and beneficiaries), including, without limitation, any transfer of a right to distributions, profits and/or losses to a person who does not become a Member, may be made unless, if requested pursuant to Section 7.3(a)(iii), the Company is provided with satisfactory advice of counsel to the effect that such transfer or assignment (a) may be effected without registration under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, (b) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Company or the Members, (c) does not materially increase the regulatory burdens applicable to the Company or the Members, and (d) does not alter the Company’s status as a partnership for taxation purposes.

7.5 Redemption of Third Party Interests/Subordination Agreements. (a) Generation Member represents and warrants that (i) other than the with respect to the TIC Interest, it has effectuated the redemption and/or acquisition of the Third Party Interests, such that the Properties (other than with respect to the TIC Interest) will be solely owned by the Company. Exhibit 7 attached hereto represents all outstanding payments due in connection with such redemptions (the “Outstanding Redemption Payments”). Generation Member shall cause the Outstanding Redemption Payments to be made simultaneously with the closing of the acquisition of the Modiv Portfolio pursuant to the Modiv Purchase Agreement.

(b) Simultaneous with the receipt of the Additional Capital Contribution, Generation Member shall cause the Company to consummate the acquisition of the TIC Interest and to pay to the holder of the TIC Interest the TIC Purchase Price.

Article 8

TERMINATION OF THE COMPANY

8.1 Dissolution.

(a) The Company shall be dissolved upon the occurrence of any of the following events:

(i) the sale or other disposition of all or substantially all of the assets of the Company (except under circumstances where (A) all or a portion of the purchase price is payable after the closing of the sale or other disposition, (B) the Company retains a material economic or ownership interest in the entity to which all or substantially all of its assets are transferred; or (C) the Members decide to continue the Company);

(ii) a mutual determination by the Members that the Company should be dissolved; or

(iii) an event that requires dissolution of the Company under the Act.

(b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Company’s Certificate of Formation shall have been canceled and the assets of the Company have been distributed as provided below. Notwithstanding the dissolution of the Company prior to the termination of the Company, as aforesaid, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

(c) The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue notwithstanding such occurrence. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member (such Member’s “Successor”) shall have all the rights of as assignee of the Membership Interest of such member but, unless the Parties agree otherwise, will not be admitted as a Member or have any rights of a Member other than the right to receive distributions in respect of such Membership Interest as provided in this Agreement. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Membership Interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member. In the event of any other withdrawal of a Member, subject to any remedies available to the Company or the other Members for a breach of this Agreement, such Member shall only be entitled to Company distributions distributable to such Member but not actually paid to him prior to such withdrawal and shall not have any right to have its Membership Interest purchased or paid for.

(d) Notwithstanding anything in this Agreement to the contrary, upon a Capital Transaction where all or any portion of the consideration payable to the Company is to be received by the Company more than Ninety (90) days after the date on which such Capital Transaction occurs, the Company shall continue for purposes of collecting the deferred payments and making distributions to the Members. In such event (i) gain recognized and cash distributed in any year as a result of such Capital Transaction shall be allocated and distributed among the Members in the same proportion as such gain and cash would have been allocated and distributed were the entire gain resulting from such Capital Transaction required to be recognized for Federal income tax purposes in the year in which such Capital Transaction occurred; and (ii) income attributable to interest on deferred payments shall be allocated among, and such interest shall be distributed to, the Members as if the deferred payment obligations received by the Company had been distributed to the Members pursuant to Section 8.2.

8.2 Liquidation.

(a) Except as otherwise provided in Section 8.1, upon dissolution of the Company, the Manager shall liquidate the assets of the Company, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Company’s Certificate of Formation. As soon as possible after the dissolution of the Company, a full account of the assets and liabilities of the Company shall be taken, and a statement shall be prepared by the independent accountant’s then acting for the Company setting forth the assets and liabilities of the Company. A copy of such statement shall be furnished to each of the Members within Ninety (90) days after such dissolution. Thereafter, the assets shall be liquidated as promptly as possible and the proceeds thereof shall be applied in the following order:

(i) the expenses of liquidation and the debts of the Company, other than the debts owing to the Members, shall be paid;

(ii) any reserves shall be established or continued by the Manager necessary for any contingent or unforeseen liabilities or obligations of the Company or its liquidation. Such reserves shall be held by the Company for the payment of any of the aforementioned contingencies, and at the expiration of such period as the Manager deems advisable, the Company shall apply the balance to (A) first, pay debts owing to the Members and (B) then, make distributions pursuant to the following clause (iii); and

(iii) the balance shall be distributed to the Members in the same manner as distributions are made under Section 4.2.

To the maximum extent permitted by the Code and the Treasury Regulations, Net Profits and Net Losses (and individual gross items thereof) in the year of liquidation of the Company (and, if liquidation occurs prior to the due date for the Company’s Federal income tax return for the prior year, the prior year as well), including any reallocation to the extent necessary and permitted by the Code, shall be allocated among the Members to ensure that each Member receives the same amount of distributions pursuant to Section 8.2(a)(iii) as such Member would have received had the distributions been made under Section 4.2.

(b) Upon dissolution of the Company, each Member shall look solely to the assets of the Company for the return of its investment, and then only pursuant to the distribution provisions in this Agreement. If the Company’s assets remaining after payment and discharge of debts and liabilities of the Company, including any debts and liabilities owed to any one or more of the Members, are not sufficient to satisfy the rights of a Member, such Member shall have no recourse or further right or claim against any of the other Members.

(c) If any assets of the Company are to be distributed in kind (which shall require approval of (i) the Manager and (ii) all of the Members), such assets shall be distributed on the basis of the fair market value thereof, and any Member entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the Company’s accountants and approved by (i) the Manager and (ii) all of the Members.

Article 9

COMPANY PROPERTY

9.1 Bank Accounts. All receipts, funds and income of the Company and Subsidiaries shall be deposited in the name of the Company or Subsidiary (as applicable) in such nationally-recognized banks or, with the consent of the Members, other financial institutions as are determined or approved by the Manager. The Manager shall be responsible for ensuring that the Company’s bank accounts, and any deposits to or withdrawals from such accounts, comply with any credit or other agreement applicable to the Company and the Subsidiaries. If the Manager is removed as Manager pursuant to Section 11, the Loci Member may, upon giving written notice to all Parties, unilaterally change the persons authorized to make withdrawals from Company and Subsidiary bank accounts. If the Manager is removed as the Manager pursuant to Section 11, the Loci Member may unilaterally change the persons authorized to make withdrawals from Company and Subsidiary bank accounts on an ongoing basis and provide that all revenues of the Company be deposited in a “lock box” bank account. The Loci Member shall give prompt notice of any such action to the other Parties along with a reasonably detailed explanation of its reasons for taking such action.

9.2 Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes.

9.3 Waiver Of Partition. The Members hereby waive any right of partition or any right to take any other action which otherwise might be available to them for the purpose of severing their relationship with the Company or their interest in assets held by the Company from the interest of the other Members.

Article 10

BOOKS AND RECORDS: REPORTS

10.1 Books and Records. The Company shall keep adequate books and records at the principal place of business of the Company, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. Such books and records shall be open to the inspection and examination of all Members or their duly authorized representatives at any reasonable time upon reasonable prior notice. The Company shall maintain an audit committee comprised of one representative appointed by each Member (the “Audit Committee”). The members of the Audit Committee shall have the power and authority to correspond with any accounting firm preparing an audit of the Company’s financial statements and/or preparing the Company’s federal tax return. Any formal correspondence between the Company and the accounting firm shall be provided to all members of the Audit Committee.

10.2 Accounting Method. The accounting basis on which the books of the Company are kept shall be the method used in preparing the Company’s annual federal tax return. The “Fiscal Year” of the Company shall be the calendar year.

10.3 Company Auditor. MaloneBailey LLP is hereby designated the “Company Auditor”.

10.4 Reports. The following reports shall be delivered to the Members.

(a) Monthly Reports. The Manager shall prepare and send, or cause to be prepared and sent, to the Members within Twenty-Five (25) days after the last day of each calendar month, a report containing the following information:

(i) (A) a balance sheet, (B) a statement of cash flows (monthly and year-to-date versus budget), and (C) an income and expense statement, including all compensation, fees, and other sums due under the terms of any management or other agreement for services to which the Company is a party (monthly and year-to-date versus budget);

(ii) variances from the Approved Budget for income and expenses;

(iii) bank reconciliations;

(iv) an aged accounts receivable, delinquency, uncollectible items and collections report;

(v) an analysis of escrows (insurance, real estate taxes, and replacement reserves); and

(vi) a report of all material transactions occurring during such preceding month including matters pertaining to the management, operation and maintenance of the Properties during such month.

(b) Quarterly Reports. The Manager shall prepare and send, or cause to be prepared and sent, to the Members within forty-five (45) days after the last day of each of the quarterly calendar periods for each calendar year:

(i) a statement of profit and loss for the quarterly period then ended and cumulatively to date for the calendar year;

(ii) a comparison with the Approved Budget of the revenues and expenses of the Company to date with the projected revenues and expenses for such period together with an explanation of variances in excess of Five Percent (5%);

(iii) a management report summarizing significant activities affecting the Properties;

(iv) an aged accounts receivable analysis;

(v) an analysis of renovation activity and replacement expenses (actual vs. budget);

(vi) a detailed operating and capital budget; and

(vii) a balance sheet showing the financial position of the Company.

(c) Annual Reports. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the Company shall provide to the Members unaudited balance sheets, statements of income, cash flows and Members equity for such Fiscal Year of the Company in each case setting forth in comparative form the figures for the previous Fiscal Year, certifying to the effect that, except as set forth therein, such financial statements have been prepared using tax basis accounting, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and Members’ equity for the periods covered thereby.

(d) Tax Information and Reports. The Manager shall prepare and send, or cause to be prepared and sent to each Member:

(i) Prior to March 15 of each Fiscal Year commencing with the Fiscal Year 2024, to each Person who was a Member during the prior Fiscal Year, an estimate of the income attributable to such Member for federal income tax, and, if applicable, Florida state income taxes with respect to such Fiscal Year.

(ii) No later than March 15 of each Fiscal Year, to each Person who was a Member during the prior Fiscal Year, a Form K-1 and a report indicating such Person’s respective proportionate share of the profits, losses, tax credits, deductions, tax preference items and investment credits, if any, for such prior Fiscal Year for Federal income tax purposes.

(e) Other Reports. The Manager shall provide to the Members copies of bank statements for each year for the Company by March 15 of the succeeding year. The Manager shall keep the Members reasonably informed regarding all material matters relating to the Company, each Subsidiary and their respective operations and assets (including the Properties) and shall so consult at all reasonable times requested by the Members and without limitation on the foregoing, shall inform the Members as promptly as practicable with respect to any major or significant Company matters that would be a Major Decision.

Article 11

MANAGER DEFAULT AND REMOVAL

11.1 Manager Defaults.

(a) The Manager shall be in default hereunder (a “Manager Default”) if:

(i) the Manager or any Affiliate of the Manager engages in fraud, misappropriation of funds or willful misconduct with respect to the Company’s assets or operations; or

(ii) the Manager or any Affiliate of the Manager materially breaches its duties, including the failure to make a required Capital Contribution as provided for in Section 3.4, committing a violation of the Major Decisions provisions or its representations and/or warranties under the terms of this Agreement, or to the extent applicable the Senior Loans or any other Company or Subsidiary loan or any Loan Document, or any other agreement between the Company and the Manager or any Affiliate of the Manager, provided that, except for actions which are fraudulent or reckless, or with respect to monetary defaults, including those set forth in Section 11.1(a)(iii), 11(a)(iv), if such Manager Default is capable of being cured, and such breach is cured to the reasonable satisfaction of the Loci Member within Thirty (30) days of delivery of written notice to the Manager of such default by the Loci Member, or, if not cured to the reasonable satisfaction of the Loci Member within such Thirty (30) day period and the Manager is diligently attempting to cure such default and the default is cured to the reasonable satisfaction of the Loci Member within Ninety (90) days of delivery of such written notice to the Manager (the “Manager Default Cure Period”);

(iii) The Current Preferred Return is not paid when due.

(iv) The full Redemption Amount is not paid on the Mandatory Redemption Date; or

(v) The Manager or the Generation Member cease to be Controlled by David Sobelman.

(b) If a Manager Default exists, the Loci Member in addition to all other claims for damages, rights and remedies provided in this Agreement or otherwise available at law or in equity, including, without limitation, specific performance, shall have all the rights and remedies set forth in Section 11.1(c).

(c) If a Manager Default exists, the Loci Member may in its sole and absolute discretion, but is not obligated to, do any or all of the following (i) cause the Preferred Return to accrue at the Default Rate, (ii) remove the Manager or any applicable Affiliate of the Manager (a “Removal”), (iii) terminate any or all agreements between the Company and the Manager or the applicable Affiliate, (iv) charge to and collect from the Company a fee equal to one percent (1%) of the aggregate amount of the Capital Contributions made by the Loci Member, and/or (v) list and sell all or any of the Properties, Subsidiaries or the Company without the approval of the Generation Member for such consideration and upon such terms and conditions as the Loci Member may determine in its sole absolute and uncontrolled discretion. If that the Loci Member elects to cause a Removal, the Loci Member may then, in their sole, absolute and uncontrolled discretion, appoint a new Manager, including, without limitation, the appointment of the Loci Member or an Affiliate of the Loci Member as the new Manager, and enter into a new contract replacing any terminated agreement between the Company and the Manager or any applicable Affiliate on commercially reasonable terms, by (i) giving all of the Parties and any applicable Affiliate of the Manager, written notice of such removal or termination, which written notice must (A) specify the effective date of such removal or termination, (B) designate the replacement Manager, (C) in the case of an agreement between the Company and any applicable Affiliate, designate the new counterparty to such agreement, and (D) provide a reasonably detailed description of the actions of the Manager or its Affiliates that gave rise to the Manager Default and (ii) entering into such new agreement with the new Manager or replacement of the Affiliate. In the event of any removal of the “Manager” under the terms of this Agreement, or the termination of any agreement with an Affiliate of the Manager, such removed Manager and/or Affiliate whose agreement has been terminated shall account to the Company with respect to all uncompleted business of the Manager and/or such Affiliate. Following the replacement of the Manager or Affiliate, the new Manager will notify the Company’s lender(s), if applicable, pursuant to the applicable notice details in the relevant loan agreement, of the removal of the old Manager Affiliate and appointment of the new Manager. If the Manager Default is cured pursuant to Section 11.1(a)(ii) the Manager or Affiliates and all related agreements which may have been terminated as provided for in this Section 11.1(c) shall be promptly reinstated, provided that none of the actions by Loci Member pursuant to this Section 11.1(c) shall constitute a breach or default under any relevant agreement.

(d) If an act, activity or event that otherwise would constitute a Manager Default (a “Bad Act”) is caused solely by the act or omission of a Person who is not a Generation Member Principal, then the Manager or Affiliate of the Manager shall be deemed to have cured such Bad Act if all of the following conditions are satisfied: (i) the Bad Act shall have occurred without the complicity or approval of any Generation Member Principal, (ii) promptly following the acquisition of knowledge by any of any Generation Member Principal of such Bad Act, each employee or independent contractor of the Manager or any of its Affiliates who committed or participated in such Bad Act (the “Bad Act Participants”) shall have been immediately removed from the Property and the employment or independent contractor relationship, as the case may be, between the Manager or its Affiliates and such Bad Act Participants shall have been terminated; and (iii) within Thirty (30) days after such Bad Act, the Manager shall have cured such Bad Act (including paying all costs and expenses resulting from such Bad Act); provided, however, that if such Bad Act cannot by its nature be cured within such thirty (30) day period, such period shall be extended as shall be reasonably necessary to cure such Bad Act so long the extended cure period provided for herein while the Manager or applicable Affiliate is continually and diligently pursuing to cure such Bad Act and such cure period does not exceed Ninety (90) days in the aggregate.

(e) Upon (and as a condition to) removal pursuant to this Section 11.1, the Manager and its Affiliates that have provided any Guarantees or other guarantee or indemnification obligations to a lender to the Company or any Subsidiary shall receive (i) a full and unconditional release from any such Guarantees and other guarantee or indemnification obligations or (ii) indemnification from a source having capitalization at least equivalent to that of the Person providing such Guarantee or other guarantee or indemnification obligation for any liability incurred by such Person pursuant to the Guarantee or other guarantee or indemnification obligation, other than with respect to liabilities under such Guarantees and other guarantee or indemnification obligations which are attributable to so called “bad boy acts” of the Manager and its Affiliates under any such Guarantees and other guarantee or indemnification obligations. Upon its removal as Manager, the Manager shall have no rights or obligations under this Agreement, though it shall be liable in accordance with this Agreement for any damages to the Company resulting from any act or omission by the Manager prior to its removal for which it is liable under the terms of this Agreement.

(f) Following the replacement of the Manager or Affiliate, the new Manager will notify the Company’s lender(s), if applicable, pursuant to the applicable notice details in the relevant loan agreement, of the removal of the old Manager Affiliate and appointment of the new Manager.

11.2 No Waiver. Failure by the Loci Member to give any notice of a Manager Default as specified under Section 11.1 or otherwise herein, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such Manager Default or of any of the terms of this Agreement. No Manager Default shall be waived, nor shall any duty to be performed, be altered or modified, except by written instrument. One or more waivers or failure to give notice of Manager Default shall not be considered as a waiver of a subsequent or continuing Manager Default of the same covenant or obligation.

Article 12

GENERAL PROVISIONS

12.1 Amendments. No alteration, modification or amendment of this Agreement shall be made unless in writing and signed (in counterpart or otherwise) by the Members and the Manager.

12.2 Notices. All notices, demands, approvals, reports and other communications provided for in this Agreement shall be in writing, shall be given by a method prescribed below in this Section 12.2 and shall be given to the party to whom it is addressed at the address set forth below, or at such other address(es) as such party hereto may hereafter specify by at least fifteen (15) days prior written notice to the Company.

To Manager:	Generation Income Properties, L.P. c/o Generation Income Properties, Inc. 401 E. Jackson Street, Suite 3300 Tampa, FL 33602
With a copy to:

Trenam Law

101 E. Kennedy Blvd., Suite 2700

Tampa, FL 33602

Attn: Timothy Hughes

Email: THughes@Trenam.com

Foley & Lardner LLP

100 N. Tampa Street

Tampa, FL 33602

Suite 2700

Attn: Curt P. Creely

Email: ccreely@foley.com

To the Loci Member:	c/o Loci Capital Management CO., LLC 270 Clearwater Road N. Suite C Largo, FL 33770
With a copy to:	Berger Singerman LLP 350 East Las Olas Blvd, Suite 1000 Fort Lauderdale, FL 33301 Attn: James L. Berger, Esq.

Any such notice demand, approval, report or other communication may be delivered by hand, mailed by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the United States Post Office, or delivered by local or nationally recognized overnight courier which maintains evidence of receipt. Any notices, demands, approvals or other communications shall be deemed given and effective when received at the address for which such party has given notice in accordance with the provisions hereof. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. Any notice which is intended to initiate a response period set forth in this Agreement shall be effective to do so only if it specifically references such response period and the Section of this Agreement containing such response period. Any Member may change the address to which notices will be sent by giving notice of such change to the Company, and to other Members, in conformity with the provisions of this Section 12.2 for the giving of notice. A notice to a party designated to receive a “copy” shall not in and of itself constitute notice to the primary notice party.

12.3 Governing Law. The rights, obligations, and duties of the Parties in their capacities as members or managers of a Delaware limited liability company are governed by this Agreement and the Act. Subject to the foregoing, this Agreement shall be governed by, and construed in accordance with, the laws, of the State of Florida, notwithstanding any conflict-of-law doctrines of such State or other jurisdiction to the contrary. Subject to the provisions of Section 12.12 providing for specific performance, injunction or other equitable relief, all disputes between or among any Members arising out of or in any way connected with the Company or with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of the dispute resolution provisions contained herein) shall be solely and finally settled in accordance with Exhibit 6 attached to this Agreement.

12.4 Binding Nature of Agreement. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the Members and their personal representatives, successors and assigns.

12.5 Validity. In the event that all or any portion of any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

12.6 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

12.7 Indulgences, Etc. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

12.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single contract, and each of such counterparts shall for all purposes be deemed to be an original. This Agreement may be executed and delivered by facsimile or electronically. Delivery by email of a signed .PDF copy will be deemed delivery of an executed counterpart of this Agreement by the Party on behalf of which such email is sent without the need for provision of a separate originally signed copy. A DocuSign signature on behalf of a Party will be deemed effective execution of this Agreement by such party. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

12.9 Number of Days. In computing the number of days for the purpose of this Agreement, except with respect to reference to Business Days, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a day that is not a Business Day, then the final day shall be deemed to be the next day which is not a Business Day.

12.10 Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party’s legal representative drafted such provision

12.11 Access; Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company, (a) not to issue any press release or advertisement or take any similar action concerning the Company’s business or affairs without first obtaining consent of the Members and the Manager, (b) not to publicize detailed financial information concerning the Company, and (c) not to disclose the Company’s affairs generally, provided that the foregoing shall not restrict any Member from disclosing information concerning such Member’s investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates or to prospective or existing lenders to such Member or its Affiliates. Nothing herein shall restrict any Member from disclosing information that: (a) is in the public domain (except where such information entered the public domain in violation of this Section 12.11); (b) was made available or becomes available to a Member on a non-confidential basis prior to its disclosure by the Company; (c) was available or becomes available to a Member on a non-confidential basis from a Person other than the Company or another Party who is not otherwise bound by a confidentiality agreement with the Company or its representatives, or is not otherwise prohibited from transmitting the information to the Member; (d) is developed independently by the Member; (e) is required to be disclosed by applicable law (provided that prior to any such required disclosure, the disclosing party shall, to the extent possible, consult with the other Parties and use best efforts to incorporate any reasonable comments of the other Parties prior to such disclosure); (f) in connection with a dispute hereunder or (g) is expressly approved in writing by the Parties. The provisions of this Section 12.11 shall survive the termination of the Company.

12.12 Equitable Relief. The Members confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 12.12 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.

12.13 Representations and Covenants of the Parties. Each Party represents and warrants to and covenants with the Company and each other Party as follows:

(a) It is a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite power and authority to enter into this Agreement, to acquire and hold, in the case of each Member, its Membership Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized.

(b) This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it as of the Effective Date are duly authorized, executed and delivered by and are and will be binding and enforceable against it.

(c) Its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any Governmental Entity, that would materially and adversely affect the performance of its duties hereunder; and such Party has obtained any consent, approval, authorization or order of any Governmental Entity required for the execution, delivery and performance by such Party of its obligations hereunder.

(d) There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other Governmental Entity that would prohibit its entry into or performance of this Agreement.

(e) This Agreement is a binding agreement on the part of such Party enforceable in accordance with its terms against such Party.

(f) No Party or its Affiliates has dealt with any broker or finder in connection with its entering into this Agreement and shall indemnify the Company and the other Parties for all costs, damages and expenses (including reasonable attorneys’ fees) which may arise out of a breach of the aforesaid representation and warranty.

12.14 Representations and Covenants of the Members. Each Member represents and warrants to and covenants with the Company and each other Party as follows:

(a) It has been advised to engage, and has engaged, its own counsel (whether in-house or external) and any other advisors it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Party), it is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.

(b) It is acquiring the Membership Interest for investment purposes for its own account only and not with a view to, or for sale in connection with, any distribution of all or a part of the Membership Interest.

(c) It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, and it represents that it is an “accredited investor” within the meaning of that rule.

(d) It is not required to register as an “investment company” within the meaning ascribed to such term by the Investment Company Act of 1940, as amended, and covenants that it shall at no time while it is a Member of the Company conduct its business in a manner that requires it to register as an “investment company”.

(e) Each Person owning a Ten Percent (10%) or greater interest in such Member (i) is not currently identified on the “Specially Designated Nationals and Blocked Persons List” maintained by the Office of Foreign Assets Control, Department of the Treasury (or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation), (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order of the President of the United States, and (iii) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. This Section 12.14(e) shall not apply to any Person to the extent that such Person’s interest in the Member is through either (i) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person or (ii) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of the U.S. Employee Retirement Income Security Act of 1974, as amended.

(f) It shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall immediately notify the other Parties in writing if it becomes aware that any of the foregoing representations, warranties or covenants are no longer true or have been breached or if the Member has a reasonable basis to believe that they may no longer be true or have been breached.

12.15 No Third-Party Beneficiaries. Except for each Covered Person, notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the Members hereto and their successors and assigns in the Company and no provision hereof shall be enforceable by any other Person. Without limiting the foregoing, no creditor of, or other Person doing business with the Company shall be a beneficiary of, or have the right to enforce, any of the provisions of this Agreement.

12.16 Tax Controversies.

(a) Appointment. The Members hereby appoint the Manager (or, if required by applicable law, an individual to be designated by the Generation Member) as the “partnership representative” (the “Partnership Representative”) .

(b) Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense with the consent of the Members) in connection with all examinations of the Company’s affairs by any taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds with the consent of the Members for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole and absolute discretion. The Partnership Representative shall promptly notify the Members if any tax return of the Company is audited and upon the receipt of a notice of final partnership administrative adjustment or final partnership adjustment. Without the consent of the Members (such consent not to be unreasonably delayed), the Partnership Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any taxing authority.

(c) BBA Elections and Procedures. The Partnership Representative, with the consent of the Loci Member, if applicable, (such consent not to be unreasonably delayed), shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative or the Company under Section 1101 of the Bipartisan Budget Act of 2015, (including any election under Code Section 6226). If an election under Code Section 6226(a) is made, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment, and each Member shall take such adjustment into account as required under Code Section 6226(b).

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item on such Member’s federal, state, foreign or other income tax return inconsistently with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, such Member shall indemnify and hold the Company harmless from any and all amounts so paid. The immediately preceding sentence shall survive a Member no longer being a member of the

Company. To the extent that the Partnership Representative does not make an election under Code Section 6221(b) or Code Section 6226, the Company shall use commercially reasonable efforts to (i) make any modifications available under Code Section 6225(c)(3),(4), and (5), and (ii) if requested by a Member, provide to such Member information allowing such Member to file an amended federal income tax return, as described in Code Section 6225(c)(2), to the extent such amended return and payment of any related federal income taxes would reduce any taxes payable by the Company.

(e) Indemnification. Notwithstanding any other provision of this Agreement, the Company shall indemnify and reimburse, to the fullest extent provided by law, the Partnership Representative for all expenses, including legal and accounting fees (as such fees are incurred), claims, liabilities, losses, and damages incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Members or any action taken by the Partnership Representative acting in its capacity as such, the payment of which shall be made before any cash distributions are made to the Members.

(f) Resignation. The Partnership Representative may resign at any time. If the Manager ceases to be the Partnership Representative for any reason, a new Partnership Representative shall be appointed with the unanimous consent of the Members.

12.17 Counsel. The Generation Member agrees and acknowledges that Berger Singerman LLP has acted as counsel for the Loci Member in connection with among other things, the preparation of this Agreement and related agreements for the Company. The Generation Member understands and acknowledges:

(a) . That Berger Singerman LLP to date has acted exclusively as for the Loci Member and has not represented or been engaged to provide services to the Generation Member, or the Company in any respect, including but not limited to the preparation of this Agreement related agreements, and that Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, Professional Association (“Trenam Law”) to date has acted exclusively as for the Generation Member in respect of this Agreement and has not represented the Loci Member or the Company;

(b) That in its capacity as counsel, Berger Singerman LLP has represented the Loci Member which interests might conflict with those of the Company and/or the Generation Member, and the Company has not had its own counsel representing its interests, and that in its capacity as counsel, Trenam Law has represented the Generation Member which interests might conflict with those of the Company and/or the Loci Member, and the Company has not had its own counsel representing its interests;

(c) Each Member has been advised to seek independent counsel, to the extent each deems appropriate, to protect each of their interests in connection with any of the Agreement or the related agreements, including without limitation advice as to the tax consequences of entering into the Agreement;

(d) That the Generation Member will look solely to, and rely upon, its own advisers, and not Berger Singerman LLP, with respect to the legal, financial and tax consequences of this investment, and the Loci Member will look solely to, and rely upon, its own advisers, and not Trenam Law, with respect to the legal, financial and tax consequences of this investment; and

(e) The Loci Member agrees that Trenam Law may be legal counsel to the Generation Member, its Affiliates, the Company, and the Company’s Subsidiaries, and that the Manager, on behalf of the Company, may consent to Trenam Law’s representation of any of the foregoing parties and/or execute any waiver reasonably requested by Trenam Law pursuant to the rules of professional conduct or similar rules in any jurisdiction.

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IN WITNESS WHEREOF, the undersigned have set their hands as of the date first above written.

COMPANY:

GIP VB SPE, LLC,

a Delaware limited liability company

By: /s/ David Sobelman

Name: David Sobelman

Title: President

GENERATION MEMBER:

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership

By: Generation Income Properties, Inc.,

a Maryland corporation, its General Partner

By: /s/ David Sobelman

David Sobelman

President and CEO

LOCI MEMBER:

LC2-NNN Pref, LLC,

a Florida limited liability company

By: Loci Capital Management Co., LLC,

a Florida limited liability company, its Manager

By: /s/ Michael Phillips

Michael J. Phillips

Manager

MANAGER:

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership

By: Generation Income Properties, Inc.,

a Maryland corporation, its General Partner

By: /s/ David Sobelman

David Sobelman

President and CEO